Exhibit 10.20

Personal and Confidential

November 27, 2024 Zachary Cotner

Email: zcotner@satcomdirect.com

Re: Retention Bonus Dear Mr. Cotner:

Gogo Business Aviation, LLC (the “Company”) and the Board of Directors of Gogo Inc., the parent company of the Company (the “Board”) are pleased to offer you a Retention Bonus (as defined below) on the terms and conditions set forth in this letter agreement (this “Agreement”) in connection with the transactions contemplated by that certain Purchase Agreement, dated as of September 29, 2024 (the “Purchase Agreement”), by and among the Company, the Sellers (as defined therein), Satcom Direct, Inc., a Florida corporation (“Satcom Direct”), and other parties thereto, among other things, the Company will acquire the equity interests of Satcom Direct (together with other transactions contemplated by the Purchase Agreement, the “Transaction”). Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in your Employment Agreement with the Company, dated on or about the date hereof (the “Employment Agreement”).

1. Retention Bonus. Effective and conditioned upon the consummation of the Transaction (the date of such consummation, the “Effective Date”), you will be granted a one-time retention bonus opportunity in an aggregate amount equal to $4,000,000 (the “Retention Bonus”). The Retention Bonus shall vest, as follows, (i) one-third on the Effective Date (the “Initial Vesting Date”), (ii) one-third on the first anniversary of the Effective Date (the “Second Vesting Date”) and (iii) one-third on the second anniversary of the Effective Date (the “Third Vesting Date” and each, a “Vesting Date”), in each case, provided that you continue to be employed by the Company or its subsidiaries through the applicable Vesting Date, except as provided in Section 1(a) below. Any portion of the Retention Bonus that vests will be payable to you in a lump sum within sixty (60) days following the applicable Vesting Date.

(a)
Notwithstanding the foregoing, in the event (i) your employment is terminated by the Company without Cause, by you for Good Reason (under the Employment Agreement or CIC Agreement) or upon your death or disability (as contemplated by Section 8(b) of your Employment Agreement); or (ii) upon the consummation of a Change in Control (as defined in your CIC Agreement), to the extent you remain employed by the Company or its affiliates at the time thereof, then, subject to your timely execution and delivery to the Company and non-revocation (in each case, within any timeframes provided by the Company for doing so) of a general release of claims in a form reasonably prescribed by the Company and your continued compliance with your Continuing Obligations (as defined below) in accordance with Section 9 below, any unpaid portion of the Retention Bonus will be paid to you (or your estate or legal guardian, as applicable) in a lump sum within sixty (60) days after the date of such termination of employment or Change in Control (as applicable).

(b)
For the avoidance of doubt, if your employment with the Company and its subsidiaries terminates prior to a Vesting Date for any reason other than as set forth in Section 1(a) above, then the unpaid portion of the Retention Bonus shall be automatically forfeited upon the date of such termination for no consideration.
1.
Waiver of Change in Control Bonus. Reference is made to that certain Satcom Direct First Amended Change of Control Bonus Plan for Tier 1-3 Participants, effective March 27, 2024 (the “Plan”) and your Award Agreement for Tier 1 Participants, dated April 5, 2024, by and between you and Satcom Direct (the “Award Agreement”). In exchange for, and as a condition to, the opportunity to receive the Retention Bonus and other good and valuable consideration (including, but not limited to, your employment with the Company or its subsidiaries on and following the Effective Date), you agree to enter into that certain Change of Control Bonus Termination and Release Agreement, dated on the date hereof, by and between you and Satcom Direct (the “Termination Agreement”), pursuant to which you and Satcom Direct agreed to terminate the Award Agreement (and your entitlement to any Change of Control Bonus under the Plan) upon the Closing. Without limitation of the foregoing (but subject to Section 2 below), you, on behalf of yourself and each of your successors, assigns, affiliates and representatives, hereby further agree to unconditionally and irrevocably forever waive and release the Company, Satcom Direct and their respective (in each case, direct and indirect, current and future) parents, subsidiaries, affiliates, equityholders, directors, managers, officers, employees, agents, insurers and other representatives from, any and all rights, claims, cause of action, remedy, suits, debts, sums of money, damages, losses, judgements, accounts or bills of any kind or character, whether known or unknown, direct or indirect, suspected or unsuspected, in contract or in law or equity or otherwise, you may have arising under or related to the Plan, the Award Agreement and any Change of Control Bonus (as defined in the Plan) granted thereunder (“Released Claims”), and you agree not to bring or threaten to bring, or otherwise join any such Released Claim.
2.
Effectiveness. This Agreement will become effective on, and conditioned upon the occurrence of, the Effective Date. In the event the Transaction is not consummated for any reason, this Agreement (including the release set forth in Section 1 above) shall be null and void, ab initio, and you will have no rights or claims to receive any payments or benefits under this Agreement.
3.
Administration. The Board shall have the responsibility, in its sole discretion, to control, operate, construe, interpret, and administer this Agreement and shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Retention Bonus. The Board is empowered to correct any defect, supply any omission, or reconcile any inconsistency in the Agreement in the manner and to the extent the Board shall deem it desirable to carry it into effect. All determinations and interpretations made by the Board in good faith shall be final, binding, and conclusive on you and your heirs, successors, and legal representatives.
4.
Withholding Taxes. The Company or any of its applicable affiliates shall be entitled to withhold (or secure payment from you in lieu of withholding) the amount of any federal, state, local, or foreign taxes due with respect to any amount payable to you under this Agreement.
5.
No Right to Continued Employment; No Rights as Equity Holder. Nothing in this Agreement will confer upon you any right to continued employment with the Company or any of its subsidiaries or interfere in any way with the right of the Company or its subsidiaries to terminate your employment at any time for any reason. This Agreement will not in any way entitle you to any rights as an equity holder of the Company.

6.
Other Benefits. Any Retention Bonus payable hereunder is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company or its subsidiaries.
7.
Section 409A. It is intended that this Agreement be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Board. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.
8.
Governing Law. This Agreement and any claim, controversy, or dispute arising under or related to this Agreement or the relationship of the parties will be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions.
9.
Release; Restrictive Covenants. Payment of any portion of the Retention Bonus hereunder is subject to your timely execution and non-revocation (in each case, within any timeframes provided by the Company for doing so) of a general release of claims in a form reasonably prescribed by the Company and your continued compliance with your Continuing Obligations (as defined below). Any unpaid portion of the Retention Bonus shall be automatically forfeited to the extent you violate any noncompetition, nonsolicitation, or any other restrictive covenants that may be contained in any Employment Agreement, restrictive covenant agreement, or other agreement between the Company or any of its affiliates and you, whether entered into prior to, on, or following the date hereof (collectively, your “Continuing Obligations”) that would give rise to a right of the Company to terminate you for Cause, and you hereby reaffirm all such Continuing Obligations.
10.
Severability. In the event that any provision of this Agreement is deemed to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Agreement will be construed and enforced as if such illegal and invalid provision never existed.
11.
No Assignment; Successors. Other than your rights under this Agreement that are assignable by you to your estate or legal guardian, this Agreement is personal to each of the parties hereto. Except as provided in this Section 11, no party may assign or delegate any rights or obligations hereunder without first obtaining the advance written consent of the other party hereto. Any purported assignment or delegation by you in violation of the foregoing will be null and void ab initio and of no force or effect. The Company may assign this Agreement to an affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the obligations of the Company hereunder.

12.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.
13.
Unfunded Arrangement. To the extent that any person acquires a right to receive payments under this Agreement, such right shall be no greater than the right of an unsecured general creditor. All payments to be made hereunder shall be paid from general assets.
14.
No Obligation to Consummate Transaction; Company Discretion. No provision of this Agreement will be interpreted to impose an obligation on the Company or any of its subsidiaries or affiliates to consummate the Transaction. The decision to consummate the Transaction, and all terms and conditions of any such transaction, including the amount, timing, and form of consideration to be provided in connection therewith, will be governed solely by the Purchase Agreement and documents entered into in connection therewith. In addition, this Agreement shall not be interpreted or construed so as to limit or prevent the Company or any of its subsidiaries or affiliates from taking any actions with respect to the operation or conduct of their business or entering into any transaction that they deem appropriate or in their best interests.
15.
By execution of this Agreement, you acknowledge that you have had an opportunity to obtain the advice of your own legal counsel prior to executing this Agreement, and fully understand and accept all of the provisions of this agreement. You acknowledge that none of the company, satcom direct, nor any of their respective equityholders, affiliates or representatives, have provided or are providing you with any legal advice, and you have been advised to consult with your own legal advisors with respect to your rights and obligations under this agreement and documents entered into in connection herewith.

16.
Entire Agreement; Amendment. This Agreement, the Termination Agreement, the Employment Agreement, and any Additional Agreement constitutes the entire agreement by you, on the one hand, and the Company and its affiliates (including Satcom Direct), on the other hand, with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between you and the Company and/or its affiliates (including Satcom Direct) with respect to the subject matter hereof, whether written or oral, including the Plan and the Award Agreement. The Company may amend, modify, or terminate this Agreement for the purpose of meeting or addressing any changes in legal requirements, except that no amendment or alteration that would materially adversely affect your rights under this Agreement shall be made without your consent.

[Signature Page Follows]

On behalf the Company, I look forward to your contributions to the growth and success of the Company and its business.

Very truly yours,
Gogo Inc.

By: /s/ Oakleigh Thorne
Name: Oakleigh Thorne
Title: Executive Chairman

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus. I hereby acknowledge that the Retention Bonus is subject in all respects to the terms and conditions of this Agreement, and I hereby confirm my agreement to the same.

/s/ Zachary Cotner
Zachary Cotner

[Signature Page to Retention Bonus Agreement]